Exhibit C

                            STOCK PURCHASE AGREEMENT


         This STOCK PURCHASE AGREEMENT (this "Agreement") is made as of July 9, 1998, by and between E*TRADE Group, Inc., a Delaware corporation ("Seller"), and SOFTBANK Holdings Inc., a Delaware corporation ("Buyer"). Seller and Buyer are hereunder also referred to collectively as the "Parties" and individually as "Party."

         WHEREAS, Seller wishes to issue and sell to Buyer, and Buyer wishes to purchase from Seller, 15,647,922 shares (the "Shares") of Common Stock, par value $.01 per share, of Seller ("Common Stock") at a purchase price of $25.5625 per share, upon the terms and subject to the conditions set forth herein;

         NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

         1. PURCHASE AND SALE OF STOCK

         1.1. Purchase and Sale. Upon the terms and subject to the conditions set forth in this Agreement, at the Closing (as defined below), Seller will issue and sell to Buyer, and Buyer will purchase from Seller, the Shares for an aggregate purchase price (the "Purchase Price") of Four Hundred Million Dollars ($400,000,000).

         1.2. Closing. The consummation of the purchase and sale of the Shares (the "Closing") shall take place at the offices of Brobeck, Phleger & Harrison LLP, 2200 Geng Road, Two Embarcadero Place, Palo Alto, California, at 10:00 a.m., Pacific Time, on the first business day after the last of the conditions to the Closing set forth in Section 5 have been satisfied or waived by the party or parties entitled to waive the same, or such other location or time as the parties may mutually agree (the "Closing Date"). At the Closing, Seller shall deliver to Buyer a certificate representing the Shares, registered in the name of Buyer, against the payment by Buyer to Seller of the Purchase Price for the Shares, by wire transfer of immediately available funds to an account designated by Seller prior thereto.

         2. REPRESENTATIONS AND WARRANTIES OF SELLER

         Seller represents and warrants to Buyer as follows:

         2.1. Organization, Good Standing and Qualification. Each of Seller and E*TRADE Securities, Inc. ("Seller Subsidiary") is duly organized, validly existing, and in good standing under the laws of the jurisdiction of its organization with all requisite power and authority to own its properties and carry on its business as currently conducted. Each of Seller


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and Seller Subsidiary is duly qualified to transact business and is in good standing in each jurisdiction in which the failure to so qualify would have a material adverse effect on the financial condition or business of Seller and its subsidiaries, taken as a whole (a "Material Adverse Effect").

         2.2. Permits; Approvals. Each of Seller and Seller Subsidiary (i) has compiled with all federal, state, local and foreign laws, regulations and orders applicable to its business, except where the failure to so comply would not have a Material Adverse Effect, and (ii) holds all licenses, permits, certificates and other authorization, including without limitation any such authorizations required under U.S. federal securities laws, the absence of which would have a Material Adverse Effect. There has been no default or violation under any such authorization and there is no proceeding or investigation that is pending or, to Seller's knowledge, threatened under which any such authorization may be revoked, terminated or suspended.

         2.3. Authorization. Subject to the ratification by the Board of Directors of Seller of this Agreement and the transactions contemplated hereby,
(i) Seller has the corporate power and authority to execute, deliver and perform this Agreement and to issue and sell the Shares; (ii) this Agreement constitutes Seller's valid and legally binding obligation, enforceable against Seller in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting rights of creditors generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity); and (iii) the execution, delivery and performance of this Agreement by Seller and the issuance and delivery of the Shares have been duly authorized by all necessary corporation action.

         2.4. Valid Issuance of Shares. The Shares, when and if issued, sold and delivered in accordance with the terms hereof, against full payment of the Purchase Price therefore, will be duly and validly issued, fully paid and nonassessable.

         2.5. No Consent or Approval Required. Other than (i) as required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder (the "HSR Act"), (ii) filings required under U.S. federal securities laws by virtue of Seller Subsidiary's status as a broker-dealer, (iii) filings required under U.S. federal and state securities laws in connection with Buyer's purchase of the Shares hereunder, (iv) any consent, approval, authorization or filing required under Japanese law, U.S. federal or state securities laws or the rules of the Nasdaq National Market in connection with the provisions of Section 7 hereof, and (v) the ratification by the Board of Directors of Seller of this Agreement and the transactions contemplated hereby, no consent, approval or authorization of, or filing with, any third party, including any governmental or regulatory authority, is required for the valid authorization, execution and delivery by Seller of this Agreement or for the valid authorization, issuance, sale and delivery of the Shares.


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         2.6. Disclosure. Seller has previously furnished to Buyer the documents listed on attached Exhibit 2.6 (collectively, the "Commission Filings"). As of their respective dates, the Commission Filings (including all documents incorporated by reference therein) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, except for statements or omissions which have been corrected in a subsequent Commission Filing.

         2.7. Capitalization. The authorized capital stock of Seller consists of
(i) 150,000,000 shares of Common Stock, of which 39,329,961 shares were issued and outstanding on June 30, 1998, and (ii) 1,000,000 shares of Preferred Stock, $.01 par value per share, none of which are issued or outstanding on the date hereof. Other than (i) as disclosed in the Commission Filings (or in documents incorporated by reference therein), (ii) the Stock Purchase Agreement dated as of June 5, 1998 (the "Existing Stock Purchase Agreement"), between Seller and Buyer, (iii) the Agreement and Plan of Reorganization dated as of July 6, 1998, by and among Seller, SDI Acquisition Corporation and ShareData, Inc., and (iv) options granted by Seller's Board of Directors and employee stock purchases, following the date of the most recent Commission Filing, under Seller's stock option, stock incentive and stock purchase plans described in the Commission Filings, there are no outstanding options, warrants or commitments of any kind to which Seller is a party of by which it is bound obligating Seller to issue, deliver or sell any shares of capital stock of Seller.

         2.8. Financial Statements. The financial statements of Seller, including the notes thereto, included in the Commission Filings (the "Seller Financial Statements") have been prepared and fairly present the financial position of Seller as of the dates thereof and the results of operations and cash flows for the periods indicated therein in accordance with generally accepted accounting principles consistently applied.

         2.9. Intellectual Property. Each of Seller and Seller Subsidiary owns, licenses or otherwise has the right to use all patents, trademarks, service marks, trade names and other similar intellectual property necessary to enable it to carry on its business as now conducted and as currently proposed by Seller and Seller Subsidiary to be conducted without, to Seller's knowledge, any conflict with or infringement of the rights of others, except where the failure to have such rights (and except for conflicts or infringements that) would not have a Material Adverse Effect.

         2.10. Litigation. Except as disclosed in the Commission Filings, there is no litigation or proceeding pending or, to Seller's knowledge, threatened against Seller or its properties or business, which is reasonably likely to have a Material Adverse Effect.

         2.11. Finders. Other than BancAmerica Robertson Stephens (the fees and expenses of which will be borne by Seller), there is no investment banker, broker, finder,


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consultant or other intermediary that has been retained by, or is authorized to act on behalf of, Seller who is entitled to any fee or commission upon consummation of the transactions contemplated by this Agreement.

         3. REPRESENTATIONS AND WARRANTIES OF BUYER

         Buyer hereby represents and warrants to Seller as follows:

         3.1. Organization. Buyer is a corporation duly organized and validly existing under the laws of the jurisdiction of its incorporation.

         3.2. Authorization. Buyer has the corporate power and authority to execute, deliver and perform this Agreement and to purchase the Shares. This Agreement constitutes Buyer's valid and legally binding obligation, enforceable against Buyer in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting rights of creditors generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity). The execution, delivery and performance of this Agreement by Buyer have been duly authorized by all necessary corporate action.

         3.3. No Consent or Approval Required. Other than (i) the filing of a foreign exchange notification under the Foreign Exchange and Foreign Trade Control Law with the Ministry of Finance of Japan through the Bank of Japan, and acceptance of such notification by the Ministry of Finance, and (ii) as required under the HSR Act, no consent, approval or authorization of, or filing with, any third party, including any governmental or regulatory authority, is required for the valid authorization, execution and delivery by Buyer of this Agreement or for the purchase of the Shares in accordance with the terms hereof.

         3.4. Purchase Entirely for Own Account. The Shares will be acquired for Buyer's own account and not with a view to the resale or distribution of any portion thereof. Buyer has no present intention of transferring, selling or otherwise distributing the Shares and is not a party to any agreement or arrangement to sell or transfer any of the Shares to any person.

         3.5. Beneficial Ownership of Seller Common Stock. As of the date hereof and immediately prior to the Closing, Buyer and its affiliates do not own and will not own any shares of Common Stock.

         3.6. Disclosure of Information. Buyer believes it has received all the information it considers necessary or appropriate for deciding whether to purchase the Shares. Buyer further represents that it has an opportunity to ask questions and receive answers from Seller regarding the Shares and the business of Seller.


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         3.7. Investment Experience. Buyer (i) is an "accredited investor" as such term is defined in Rule 501(a) under the Securities Act of 1933, as amended (the "1933 Act"); (ii) has such knowledge, sophistication and experience in business and financial matters so as to be capable of evaluating the merits and risks of the prospective investment in the Shares, and has so evaluated the merits and risks of such investment; and (iii) is able to bear the economic risk of an investment in the Shares and, at the present time, is able to afford a complete loss of such investment.

         3.8. Restricted Securities. Buyer understands that unless the Shares are registered under Section 7, the Shares will be "restricted securities" under the federal securities laws and that under such laws and applicable regulations such Shares may be resold without registration under the 1933 Act, only in certain limited circumstances, including pursuant to Rule 144 under the 1933 Act, or any successor rule thereto ("Rule 144"). Unless a transfer of Shares is made in accordance with an effective registration statement under the 1933 Act pursuant to Section 7, Buyer shall not transfer any Shares unless it shall furnish Seller with an opinion of counsel, in form and substance reasonably satisfactory to Seller, that such disposition will not require registration of such shares under the 1933 Act.

         3.9. Legends. It is understood that each certificate evidencing Shares will bear the following legend:

               THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, HAVE BEEN ACQUIRED FOR THE HOLDER'S OWN ACCOUNT AND HAVE BEEN ACQUIRED FOR INVESTMENT AND NOT WITH A VIEW TO, OR IN CONNECTION WITH, THE SALE OR DISTRIBUTION THEREOF. NO OFFER, SALE OR DISPOSITION OF THESE SECURITIES MAY BE EFFECTED WITHOUT AN EFFECTIVE REGISTRATION STATEMENT RELATED THERETO OR AN OPINION OF COUNSEL FOR THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED UNDER THE SECURITIES ACT OF 1933. IN ADDITION, THE HOLDER OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAS AGREED NOT TO DIRECTLY OR INDIRECTLY SELL, TRANSFER, ASSIGN, PLEDGE OR OTHERWISE DISPOSE OF ANY SUCH SHARES OTHER THAN IN ACCORDANCE WITH A STOCK PURCHASE AGREEMENT DATED AS OF JULY 9, 1998 WITH THE COMPANY, A COPY OF WHICH IS ON FILE WITH THE COMPANY.

         Notwithstanding the foregoing, Buyer (or any other Holder, as such term is defined therein) shall have the right, upon written request to Seller on or after termination of all applicable limitations on transfer with respect to any Shares, to receive from Seller, without expense, a new certificate omitting any legend with respect to the terminated limitations.


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         3.10. Finders. There is no investment banker, broker, finder, consultant or other intermediary that has been retained by, or is authorized to act on behalf of, Buyer who is entitled to any fee or commission upon consummation of the transactions contemplated by this Agreement.

         4. COVENANTS

         4.1. Transfer Restrictions. Buyer shall not, directly or indirectly, sell, transfer, assign, pledge or otherwise dispose of any interest in any of the Shares acquired hereunder for a period of two (2) years following the acquisition of such Shares (the "Holding Period"), provided that such agreement shall not be deemed to limit Buyer's right to consummate a merger or other corporate transaction involving a change of control of Buyer as a result of which Shares may be deemed to be transferred by operation of law to a successor in interest of Buyer; and provided further that, notwithstanding anything in this Section 4.1 to the contrary, Buyer shall be permitted to (i) sell, transfer, assign or pledge all or any part of the Shares to (A) any directly or indirectly wholly-owned subsidiary of SOFTBANK Corp. or Buyer or (B) any "affiliate" (as such term is defined under Rule 144) of Buyer with the written consent of Seller, which consent shall not unreasonably be withheld, and (ii) pledge up to fifty percent (50%) of the Shares owned of record or beneficially by Buyer as collateral security for (A) senior indebtedness of SOFTBANK Corp. or Buyer or their respective wholly-owned subsidiaries to commercial banks or other private lending institutions or (B) margin loans made by U.S. or Japanese security firms of international standing or reputation to SOFTBANK Corp. or Buyer for the purchase or carrying of securities by SOFTBANK Corp. or Buyer. Buyer will not (and will not permit any such subsidiary or affiliate to which Buyer sells, transfers, assigns or pledges any Shares to) sell or transfer the Shares or any interest therein except in compliance with the 1933 Act and applicable state securities laws and this Agreement.

         4.2. Standstill. For a period ("Restricted Period") commencing on the date of this Agreement and ending on the date which is five (5) years following the date of this Agreement, neither Buyer nor any of its affiliates nor any representatives shall, without the prior written consent of Seller or its Board of Directors:

         (a) acquire, offer to acquire, or agree to acquire, directly or indirectly, by purchase or otherwise, any voting securities or direct or indirect rights to acquire any voting securities of Seller (other than the Shares) or any subsidiary of Seller, or of any successor to or person in control of Seller, or any assets of Seller or any subsidiary or division of Seller or of any such successor or controlling person, except as provided in Section 4.5 and
Section 1 of the Existing Stock Purchase Agreement;

         (b) make, or in any way participation, directly or indirectly, in any "solicitation" of "proxies" to vote (as such terms are used in the rules of the Securities and


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Exchange Commission ("Commission")), or seek to advise or influence any person or entity with respect to the voting of any voting securities of Seller;

         (c) make any public announcement with respect to, or submit a proposal for, or offer of (with or without conditions) any extraordinary transaction involving Seller or any of its securities or assets;

         (d) form, join or in any way participate in a "group" as defined in
Section 13(d)(3) of the 1934 Act (as defined below), in connection with any of the foregoing.

         (e) otherwise act or seek to control the management, the Board of Directors or policies of Seller; or

         (f) take any action that could reasonably be expected to require Seller to make a public announcement regarding the possibility of any of the events described in clauses (a) through (e) above.

During the Restricted Period, Buyer shall promptly advise Seller of any inquiry or proposal made to Buyer or any of its affiliates, directors, officers, employees, agents, advisors or other representatives, including without limitation financial advisors, attorneys and accountants ("Representatives") with respect to any of the foregoing.

         4.3. Non-Solicitation. Buyer agrees that neither it nor any of its subsidiaries will, at any time from the date of this Agreement until the two (2) year anniversary of such date, directly or indirectly, knowingly solicit for employment any officer or key employee of Seller.

         4.4. Publicity. Seller and Buyer shall consult with each other prior to issuing any press releases or otherwise making any public statement with respect to the transactions contemplated hereby and prior to making any filings with any federal or state governmental or regulatory agency or any self-regulatory organization with respect thereto.

         4.5. Board of Directors. On or before the Closing Date, Seller shall cause Mr. Masayoshi Son, President and CEO of SOFTBANK Corp., to be elected or appointed as a director of Seller.

         5. CONDITIONS TO THE CLOSING

         5.1. Conditions to Buyer's Obligations. Buyer's obligation to purchase the Shares is subject to the satisfaction at or prior to the Closing of the following conditions:

         (a) The representations and warranties of Seller contained in this Agreement shall be true and correct in all material respects on and as of the Closing Date with the same force


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and effect as though made on and as of the Closing Date (except that to the extent that any such representation or warranty relates to a particular date, such representation or warranty shall be so true and correct as of that particular date).

         (b) Seller shall have performed or complied in all material respects with all covenants required under this Agreement to be performed or complied with by Seller at or prior to the Closing.

         (c) At the Closing, there shall be no injunction, restraining order or decree of any nature of any court or government authority of competent jurisdiction that is in effect that restrains or prohibits the consummation of the transactions contemplated hereby.

         (d) All filings under the HSR Act shall have been made and any required waiting period applicable to the sale of the Shares shall have expired or been earlier terminated.

         (e) Seller shall have delivered to Buyer a certificate, signed by an executive officer of Seller, certifying as to the fulfillment of the conditions set forth in this Section 5.1.

         (f) Buyer shall have received an opinion from Brobeck, Phleger & Harrison LLP, counsel to Seller, in customary form as agreed between the Parties.

         5.2. Conditions to Seller's Obligations. Seller's obligation to issue and sell the Shares hereunder is subject to the satisfaction at or prior to the Closing of the following conditions:

         (a) The representations and warranties of Buyer contained in this Agreement shall be true and correct in all material respects on and as of the Closing Date with the same force and effect as though made on and as of the Closing Date (except that to the extent that any such representation or warranty relates to a particular date, such representation or warranty shall be so true and correct as of that particular date).

         (b) Buyer shall have performed or compiled in all material respects with all covenants required under this Agreement to be performed or complied with by Buyer at or prior to the Closing.

         (c) At the Closing, there shall be no injunction, restraining order or decree of any nature of any court or government authority of competent jurisdiction that is in effect that restrains or prohibits the consummation of the transactions contemplated hereby.

         (d) All filings under the HSR Act shall have been made and any required waiting period applicable to the sale of the Shares shall have expired or been earlier terminated.


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         (e) Mr. Masayoshi Son shall become a director of Seller, effective upon the Closing.

         (f) Buyer shall have delivered to Seller a certificate, signed by an executive officer of Buyer, certifying as to the fulfillment of the conditions set forth in this Section 5.2.

         (g) Seller shall have received an opinion from Sullivan & Cromwell, counsel to Buyer, in customary form as agreed between the Parties.

         6. REGISTRATION RIGHTS

         6.1. Demand Registration. (a) If, following expiration of the Holding Period pursuant to Section 4.1 hereof, Seller shall receive a written request from the Holders (as defined in Section 6.9) that Seller file a registration statement under the 1933 Act covering the registration of at least thirty percent (30%) of the Registrable Securities (as defined in Section 6.9) then outstanding (or a lesser percent if the anticipated aggregate offering price, net of underwriting discounts and commissions, would exceed $100,000,000), then Seller shall:

               (i) within ten (10) days of the receipt thereof, give written notice of such request to all Holders; and

               (ii) as soon as practicable, and in any event within sixty (60) days of the receipt of such request, file a registration statement under the 1933 Act covering the registration of all Registrable Securities which the Holders request to be registered, subject to the limitations of subsection 6.1(b), within twenty (20) days of the mailing of such notice by Seller in accordance with Section 9.3.

         (b) If the Holders initiating the registration request hereunder ("Initiating Holders") intend to distribute the Registrable Securities covered by their request by means of an underwriting, they shall so advise Seller as a part of their request made pursuant to subsection 6.1(a) and Seller shall include such information in the written notice referred to in subsection 6.1(a). The underwriter will be selected by the Initiating Holders and shall be reasonably acceptable to Seller. In such event, the right of any Holder to include his Registrable Securities in such registration shall be conditioned upon such Holder's participation in such underwriting and the inclusion of such Holder's Registrable Securities in the underwriting and the inclusion of such Holder's Registrable Securities in the underwriting (unless otherwise mutually agreed by the Initiating Holders and such Holder) to the extent provided herein. All Holders proposing to distribute their securities through such underwriting shall (together with Seller) enter into an underwriting agreement in customary form (including the provision of Section 6.6) with the underwriter or underwriters selected for such underwriting. Notwithstanding any other provision of this Section 6.1, if the underwriter advises the Initiating Holders in writing that marketing factors require a limitation of the number of shares to be underwritten, then the Initiating Holders


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shall so advise all Holders of Registrable Securities which would otherwise be underwritten pursuant hereto, and the number of shares of Registrable Securities that may be included in the underwriting shall be allocated among all Holders thereof, including the Initiating Holders, in proportion (as nearly as practicable) to the amount of Registrable Securities of Seller owned by each Holder; provided, however, that the number of shares of Registrable Securities to be included in such underwriting shall not be reduced unless all other securities are first entirely excluded from the underwriting.

         (c) Notwithstanding the foregoing, if Seller shall furnish to Holders requesting a registration statement pursuant to this Section 6.1, a certificate signed by the Chief Executive Officer of Seller stating that in the good faith judgment of the Board of Directors of Seller, it would be detrimental to Seller and its shareholders for such registration statement to be filed, Seller shall have the right to defer taking action with respect to such filing for a period of not more than 120 days after receipt of the request of the Initiating Holders.

         (d) In addition, Seller shall not be obligated to effect, or to take any action to effect, any registration pursuant to this Section 6.1:

               (i) After Seller has effected two registrations pursuant to this
Section 6.1 and such registrations have been declared or ordered effective; or

               (ii) During the period starting with the date sixty (60) days prior to Seller's good faith estimate of the date of filing of, and ending on a date one hundred eighty (180) days after the effective date of, a registration subject to Section 6.2 hereof; provided that Seller is actively employing in good faith all reasonable efforts to cause such registration statement to become effective.

         6.2. "Piggy-Back" Registration. (a) If, following expiration of the Holding Period pursuant to Section 4.1 hereof, Seller contemplates filing with the Commission a registration statement under the 1933 Act in connection with the public offering of Seller's securities (including any registration effected by Seller for shareholders other than Holders) other than a registration relating solely to the sale of securities to participants in an employee stock option, bonus or other compensation plan or in connection with an acquisition, merger or other business combination, Seller shall so notify the Holders in writing of its intention to do so at least thirty (30) days prior to the filing of such registration statement. Any Holder who gives written notice to Seller, within fifteen (15) days after the Holder's receipt of such notice from Seller, that such Holder desires to have any of its Registrable Securities included in such registration statement, may, subject to the provisions of this Section 6.2, have such Registrable Securities so included. Irrespective of whether a Holder decides to include any of its Registrable Securities in any registration statement thereafter filed by Seller, such Holder shall nevertheless have the right to include any remaining Registrable Securities in any subsequent registration statement as may


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be filed by Seller with respect to offerings of its securities, all upon the terms and conditions set forth herein.

         (b) If the registration of which Seller gives notice is for a registered public offering involving an underwriting, Seller shall so advise the Holders as part of the written notice given pursuant to Section 6.2(a). In such event, the right of any Holder to registration pursuant to this Section 6.2 shall be conditioned upon such Holder's participation in such underwriting and the inclusion of such Holder's Registrable Securities in the underwriting to the extent provided herein. All Holders proposing to distribute Registrable Securities through such underwriting shall (together with Seller and the other holders of Seller securities participating therein) enter into an underwriting agreement in customary form (including the provision of Section 6.6) with the representative of the underwriter or underwriters selected by Seller.

         (c) Notwithstanding any other provision of this Section 6.2, if the representative of the underwriters advises Seller in writing that the number of Registrable Securities proposed to be sold in any such offering or sale is greater than the number of shares which the representative believes feasible to sell at that time at the price and upon the terms approved by Seller, the representative may (subject to the limitations set forth below) exclude all Registrable Securities from, or limit the number of Registrable Securities to be included in, the registration and underwriting. Seller shall advise all holders of securities requesting registration of any such marketing limitation, and the number of securities that are entitled to be included in the registration and underwriting shall be allocated first to Seller, for securities being sold for its own account, and thereafter among the Holders and other holders of Seller's securities with equivalent registration rights on a pro-rata basis based upon the number of Registrable Securities and securities held by such other holders.

         6.3. Obligations of Seller. When effecting the registration of any Registrable Securities under this Section 6, Seller shall:

         (a) Prepare and file with the Commission a registration statement with respect to Registrable Shares and use its best efforts to cause the applicable registration statement to become effective, and to keep such registration statement effective for up to one hundred twenty (120) days, unless Seller elects to file a registration statement pursuant to Rule 415 under the 1933 Act (or any successor rule thereto), which Seller shall keep effective until the disposition of all Registrable Securities. However, if Seller shall furnish to each Holder a certificate signed by the President of Seller stating that, in the good faith judgment of the Board of Directors of Seller, it would be seriously detrimental to Seller and its stockholders for such registration statement to be filed in the near future and it is therefore essential to defer the filing of such registration statement, Seller shall have the right to defer such filing for a period of not more than one hundred twenty (120) days after receipt of the request for registration.


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         (b) Prepare and file with the Commission such amendments and supplements to the registration statement and the prospectus used in connection with such registration statement as may be necessary to comply with the provisions of the 1933 Act with respect to the disposition of all Registrable Securities covered by the registration statement.

         (c) Furnish to each Holder (or to any broker or other person at its request) the number of copies of the then current prospectus, including a preliminary prospectus, and any amendment of or supplement to the prospectus, in conformity with the requirements of the 1933 Act, and such other documents as the Holder may reasonably request in order to facilitate the disposition of Registrable Securities.

         (d) Furnish, on the day that such Registrable Securities are delivered to the underwriters for sale, if securities are being sold through the underwriters, or, if such securities are not being sold through underwriters, on the day that the registration statement with respect to the securities become effective, (i) an opinion, dated as of the closing date of the offering, of the counsel representing Seller for purposes of such registration, in form and substance as its customarily given to underwriters in an underwritten public offering, addressed to the underwriters, if any, and to the Holders requesting registration of Registrable Shares and (ii) letters dated as of (x) the effective date of the registration statement covering such Registrable Shares and (y) the Closing Date of the offering, from the independent certified public accountants of Seller, in form and substance as its customarily given by independent certified public accountants to underwriters in an underwritten public offering and reasonably satisfactory to the Holders, addressed to the underwriters, if any, and if permitted by applicable accounting standards, to the Holders requesting registration of Registrable Shares.

         (e) Use its best efforts to register and qualify, at its expense, the Registrable Securities covered by such registration statement under such other securities or Blue Sky laws of such jurisdictions as shall be reasonably requested by any Holder to effectuate their disposition and shall continue such qualification in effect so long as may be necessary to comply with all applicable laws regulating sales of securities, provided that Seller shall not be required to qualify to do business or to file a general consent to service of process in any jurisdiction.

         (f) In connection with any registration statement referred to in
Section 6 hereof, promptly advise each Holder whose Registrable Securities are included therein, and confirm such advice in writing (i) when the registration statement has become effective, (ii) upon the filing of any amendment or supplement to the registration statement, (iii) when any post-effective amendment to the registration statement becomes effective, and (iv) of any request by the Commission for any amendment or supplement to the registration statement or prospectus or for additional information.

         (g) If at any time the Commission should institute or threaten to institute any proceeding for the purpose of issuing, or should issue, a stop order suspending the effectiveness of the registration statement, promptly notify the Holders whose Registrable Securities are included in such registration statement, and use its best efforts to prevent the issuance of any such stop order or to obtain the withdrawal thereof as soon as possible.

         (h) Advise the Holders promptly of an order or communication of any public board or body addressed to Seller suspending or threatening to suspend the qualification of any shares of Common Stock for sale in any jurisdiction.

         (i) Notify each Holder at any time when a prospectus relating thereto is required to be delivered under the 1933 Act or the happening of any event as a result of which the prospectus included in such registration statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing and, at the request of any Holder, promptly prepare and furnish to such Holder a reasonable number of copies of the amended or supplemented prospectus.

         6.4. Furnish Information. To facilitate a registration requested under this Section 6, each Holder shall furnish to Seller such information regarding itself, the Registrable Securities held by it, and the intended method of disposition of such securities as Seller may reasonably request in writing and as shall be required to effect the registration of its Registrable Securities.

         6.5. Expenses of Registration. In connection with any registration of Registrable Securities hereunder, the Holders shall be solely responsible for any (i) underwriting discounts and commissions applicable to the Registrable Securities subject to such registration, (ii) income or withholding taxes payable by any Holder on the proceeds received by such Holder on the sale of such Registrable Securities, (iii) any applicable stamp duties or transfer charges incurred in connection with the sale of such Registrable Securities and
(iv) the fees and disbursements of the Holders' legal counsel, if any. Seller shall be responsible for all other expenses, including, without limitation, all registration, filing, qualification, printers and accounting fees and the fees and disbursements of counsel for Seller.

         6.6. Indemnification. With respect to any registration rights under this Section 6:

         (a) To the extent permitted by law, Seller will indemnify, hold harmless and defend each Holder and any underwriter of Registrable Securities sold by such Holder pursuant to this Section 6 (an "Underwriter") (and any of such Holder's or Underwriter's directors, officers, employees, and legal counsel) and each person, if any, who controls, is controlled by or under common control of any Holder or Underwriter within the meaning of the 1933 Act or the Securities Exchange Act of 1934, as amended (the "1934 Act"), against any and all losses, claims, damages, liabilities (joint or several) or expenses (including reasonable legal and other expenses incurred in investigating and defending against the same) to which the Holders or Underwriters, or any of them, may become subject under the 1933 Act, the 1934 Act or other statute or common law, insofar as such losses, claims, damages, liabilities or expenses (or actions in respect thereof) arise out of or are based upon a claim by a third party alleging any violation (a "Violation") by Seller of the 1933 Act, the 1934 Act, or any state securities law or any rule or regulation promulgated under any of the foregoing, provided, however, that Seller shall not be liable for any such loss, claim, damage, liability, expense or action to the extent that it arises out of or is based upon a Violation which occurs in reliance upon and in conformity with written information furnished expressly for use in connection with such registration by any such Holder, Underwriter or controlling person.

         (b) To the extent permitted by law, each Holder whose Registrable Securities are included in a registration statement will, severally and not jointly, indemnify, hold harmless and defend Seller, each of its directors, each of its officers who has signed the registration statement, each person, if any, who controls, is controlled by or under common control of Seller within the meaning of the 1933 Act, any other Holder selling securities under such registration statement, any Underwriter and any person who controls, is controlled by or under common control of any such Holder or Underwriter, against any losses, claims, damages, liabilities or expenses (joint or several) to which any of the foregoing persons may become subject, insofar as such losses, claims, damages, liabilities or expenses (or actions in respect thereto) arise out of or are based upon any Violation, in each case to the extent (and only to the extent) that such Violation occurs in reliance upon and in conformity with written information furnished by such Holder expressly for use in connection with such registration; provided, however, that in no event shall any indemnity by a Holder hereunder exceed the proceeds from the offering received by such Holder.

         (c) An indemnified party will promptly notify the indemnifying party of the commencement of any action or proceeding for which it believes such indemnity is provided. The indemnifying party shall have the right to participate in and to assume the defense thereof with counsel mutually satisfactory to the parties. The failure to deliver written notice to the indemnifying party within a reasonable time for the commencement of any such action, if prejudicial to its ability to defend such action, shall relieve the indemnifying party of any liability to the indemnified party under this Section 6.6.

         (d) An indemnifying party shall have no indemnification obligation under this Section 6.6 if the indemnified party settles an action, claim or proceeding without the prior written consent of the indemnifying party, unless such consent has been unreasonably withheld.

         (e) If the indemnification provided for in this Section 6.6 is held by a court of competent jurisdiction to be unavailable to an indemnified party with respect to any losses, claims, damages or liabilities referred to herein, the indemnifying party, in lieu of indemnifying such indemnified party thereunder, shall, to the extent permitted by applicable law, contribute to the amount paid or payable by such indemnified party as a result of such loss, claim, damage or liability in such proportion as is appropriate to reflect the relative fault of the indemnifying party on the one hand and of the indemnified party on the other in connection with the Violation(s) that resulted in such loss, claim, damage or liability, as well as any other relevant equivalent considerations. The relative fault of the indemnifying party and of the indemnified party shall be determined by a court of law by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission to state a material fact relates to information supplied by the indemnifying party or by the indemnified party and the parties' relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission; provided, however, that in no event shall any contribution by a Holder hereunder exceed the proceeds from the offering received by such Holder.

         (f) The obligations of Seller and the Holders under this Section 6.6 shall survive the completion of any offering of Registrable Securities registration under this Section 6 and any termination of this Agreement.

         6.7. Assignment of Registration Rights. The rights to cause Seller to register Registrable Securities pursuant to this Section 6 may be assigned by any Holder together with any transfer of Registrable Securities provided that
(i) the transfer of the Registrable Securities complies with the applicable terms of this Agreement, including, without limitation, Section 3.8 and (ii) immediately after such transfer, the transferee holds at least five percent (5%) of the then-outstanding Registrable Securities.

         6.8. Market Holdback. If Seller provides a notice pursuant to Section
6.1 or 6.2(a) of its intention to file a registration statement in connection with a public offering of Seller's securities and any Holder fails to exercise its right to have its Registrable Securities included in such registration statement, such Holder shall not sell, transfer or otherwise dispose of any of its Registrable Securities during any specified holdback period (not to exceed one hundred eighty (180) days following the effective date of the registration statement) if such holdback is requested by the managing underwriter of the offering and the same restriction is agreed to by the officers and directors of Seller and other persons with registration rights with respect to Common Stock (whether or not pursuant to this Agreement).

         6.9. Definitions.

         (a) The term "Holder" (or, as the context may require, "Holders") means Buyer and any transferee of Registrable Securities to which the registration rights conferred by this Agreement have been transferred in accordance with
Section 6.7.

         (b) The term "Registrable Securities" means Shares (and securities issued by Seller in connection with any stock dividends on, or stock splits with respect to, the Common

Stock) that have not been sold to the public in accordance with an effective registration statement under the 1933 Act or in accordance with Rule 144.

         7. RULE 144 REPORTING

         With a view to making available the benefits of Rule 144 to Holders, Seller shall:

         7.1. Make and keep available public information, as those terms are understood and defined in Rule 144, at all times during which Seller is subject to the reporting requirements of the 1933 Act or the 1934 Act;

         7.2. File with the Commission in a timely manner all reports and other documents required by the Commission to be filed by Seller as a condition to the availability of an exemption under Rule 144 for the sale of Shares; and

         7.3. Provide each Holder, promptly upon request, with (i) a written statement by Seller as to its compliance with the reporting requirements of Rule 144 and (ii) such information as such Holder may reasonably request to avail itself of any rule or regulation of the Commission allowing a Holder to sell any Shares without registration.

         8. INCIDENTAL AND CONSEQUENTIAL DAMAGES

         BUYER WILL NOT BE LIABLE UNDER ANY CONTRACT, NEGLIGENCE, STRICT LIABILITY OR OTHER THEORY FOR ANY INDIRECT, INCIDENTAL OR CONSEQUENTIAL DAMAGES (INCLUDING WITHOUT LIMITATION LOST PROFITS) WITH RESPECT TO ANY SUBJECT MATTER OF THIS AGREEMENT.

         9. MISCELLANEOUS

         9.1. Successors and Assigns. The terms and conditions of this Agreement shall not be assignable except to an affiliate of Buyer which acquires Registrable Securities pursuant to Section 6.7. Subject to the foregoing, the provisions of this Agreement shall inure to the benefit of, and be binding upon, the successors and assigns of the Parties and shall inure to the benefit of, and be enforceable by, each person who shall be a Holder from time to time. Nothing in this Agreement, express or implied, is intended to confer upon any Party other than the parties hereto or their respective successors and assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

         9.2. Governing Law and Dispute Resolution. This Agreement shall be governed by and construed under the laws of the State of California without giving effect to any choice of law rule that would cause the application of the laws of any jurisdiction other than the internal laws of the State of California to the rights and duties of the Parties hereunder. Any disputes arising among the Parties in connection with this Agreement shall be settled by the Parties amicably through good faith discussions upon the written request of any Party. In the event that any such dispute cannot be resolved through such discussions within a period of sixty (60) days after delivery of such notice, the dispute shall be finally settled by arbitration in San Francisco, California, U.S.A., in accordance with the rules then in effect of the American Arbitration Association. The arbitrator(s) shall have the authority to grant specific performance, and to allocate between the Parties the costs of arbitration in such equitable manner as the arbitrator(s) may determine. The prevailing party in the arbitration shall be entitled to receive reimbursement of its reasonable expenses incurred in connection therewith, including (if Buyer is the prevailing party) costs of travel to, and meals and hotel accommodations in, the United States. Judgment upon the award so rendered may be entered in any court having jurisdiction or application may be made to such court for judicial acceptance of any award and an order of enforcement, as the case may be.

         9.3. Notices. Any and all notices, requests, demands and other communications required or otherwise contemplated to be made under this Agreement, shall be in writing and in English and shall be deemed to have been duly given (i) if delivered personally, when received, (ii) if transmitted by facsimile, on the first (1st) Business Day following receipt of a confirmation of receipt, or (iii) if by international courier service, on the fourth (4th) Business Day following the date of deposit with such courier service. All such notices, requests, demands and other communications shall be addressed as follows:

         If to Seller:

                E*TRADE Group, Inc.
                Four Embarcadero Place
                2400 Geng Road
                Palo Alto, CA 94303
                Attention:  Mr. Stephen Richards
                            Mr. Michael Rolnick
                Telephone: 1-650-842-2500
                Facsimile: 1-650-842-8622
                 with a copy to:

                 Brobeck, Phelger & Harrison LLP
                 Two Embarcadero Place
                 2200 Geng Road
                 Palo Alto, CA 94303
                 Attention:  Thomas A. Bevilacqua, Esq.
                             Curtis L. Mo, Esq.
                 Telephone: 1-650-424-0160
                 Facsimile: 1-650-496-2885

         If to Buyer:

                 SOFTBANK Holdings Inc.
                 10 Langley Road, Suite 43
                 Newton Center, Massachusetts
                 Attention:  Ronald D. Fisher, Vice Chairman
                 Telephone:  1-617-928-9300
                 Facsimile:    1-617-928-9301

                 with a copies to:

                 SOFTBANK CORP.
                 24-1, Nihonbashi-Hakozakicho
                 Chuo-ku, Tokyo 103, Japan
                 Attention:  Mr. Yoshitaka Kitao
                             Hitoshi Hasegawa, Esq.
                 Telephone: 81-3-5642-8376
                 Facsimile: 81-3-5641-3402

                 and

                 Sullivan & Cromwell
                 125 Broad Street
                 New York, New York 10004
                 Attention:  Stephen A. Grant, Esq.
                 Telephone:  1-212-558-3504
                 Facsimile:   1-212-558-3588

         9.4. Expenses. Each Party shall pay all costs and expenses incurred by it in connection with this Agreement; provided, however, that the Parties shall share equally the cost of any filing fees under the HSR Act required in connection with the transactions contemplated hereby. Each Party agrees to cooperate with the other Party (at the other Party's expense) in obtaining any regulatory approvals required in connection with the transactions contemplated hereby.

         9.5. Amendments and Waivers. Any term of this Agreement may be amended only with the written consent of each of the Parties. No waiver of any term or condition of this Agreement be valid or binding on any Party unless the same shall have been mutually assented to in writing by each Party. The failure of a Party to enforce at any time any of the provisions of this Agreement, or the failure to require at any time performance by one or both of the other Parties of any of the provisions of this Agreement, shall in no way be construed to be a present or future waiver of such provisions, nor in any way affect the ability of a Party to enforce each and every such provision thereafter.

         9.6. Severability. If any provision in this Agreement shall be found or be held to be invalid or unenforceable then the meaning of said provision shall be construed, to the extent feasible, so as to render the provision enforceable, and if no feasible interpretation would save such provision, it shall be severed from the remainder of this Agreement which shall remain in full force and effect unless the severed provision is essential and material to the rights or benefits received by any Party. In such event, the Parties shall use best efforts to negotiate, in good faith, a substitute, valid and enforceable provision or agreement which most nearly affects the Parties' intent in entering into this Agreement.

         9.7. Further Assurances. The Parties shall each perform such acts, execute and deliver such instruments and documents, and do all such other things as may be reasonably necessary to accomplish the transactions contemplated in this Agreement.

         9.8. Specific Performance. Without prejudice to the rights and remedies otherwise available to Seller, Seller shall be entitled to equitable relief by way of injunction or otherwise if Buyer or any of its Representatives breach or threaten to breach any of the provisions under Section 4 of this Agreement. In the event of litigation relating to this letter agreement, if a court of competent jurisdiction determines in a final order from which there is no appeal that this letter agreement has been breached by Buyer or by its Representatives, Buyer will reimburse Seller for its costs and expenses (including, without limitation, legal fees and expenses) incurred in connection with the enforcement of this Agreement and such litigation.

         9.9. References; Subject Headings. Unless otherwise indicated, references to Sections and Exhibits herein are to Sections of, and Exhibits to, this Agreement. The subject headings of the Sections of this Agreement are included for the purpose of convenience of reference only, and shall not affect the construction or interpretation of any of its provisions.

         9.10. Counterparts. This Agreement may be executed in one or more counterparts, but all of which together shall constitute one and the same instrument.

         9.11. Existing Stock Purchase Agreement. The Existing Stock Purchase Agreement shall be terminated, and be of no further force or effect, upon the completion of the Closing. Seller shall not exercise its rights under the Existing Stock Purchase Agreement until such time as the conditions to the Closing are unable to be satisfied, and by virtue thereof Seller terminates this Agreement upon written notice to Buyer confirming that Buyer's obligations to purchase Shares hereunder are released and discharged. It is understood that Seller shall only be entitled to sell shares of Common Stock to Buyer under either this Agreement or the Existing Stock Purchase Agreement, but not both.

         IN WITNESS WHEREOF, the Parties have caused their respective duly authorized representatives to execute this Agreement as of the date first written above.

       E*TRADE GROUP, INC.                         SOFTBANK HOLDINGS INC.


By: /s/ Kathy Levinson                        By: /s/ Masayoshi Son
   -----------------------------                 ------------------------------
       Kathy Levinson                                Masayoshi Son
       Executive Vice President                      Chairman

                                   EXHIBIT 2.6

                               Commission Filings


1.   Annual Report on Form 10-K for the fiscal year ended September 30.

2. Quarterly Reports on Form 10-Q for the quarters ended December 31, 1997 and March 31, 1998.

3.   Definitive Proxy Statement dated and filed as of January 16, 1998.